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                                     EXHIBIT 4.5

                             FIRST SUPPLEMENTAL INDENTURE

          FIRST SUPPLEMENTAL INDENTURE, dated as of July 13, 1998, GEOLOGISTICS AIR SERVICES INC., a Delaware corporation ("GEO AIR") that is a wholly-owned subsidiary of GEOLOGISTICS CORPORATION, a Delaware corporation (the "COMPANY"), and U. S. BANK TRUST NATIONAL ASSOCIATION (formerly doing business as FIRST TRUST NATIONAL ASSOCIATION, a national banking corporation), as trustee (the "TRUSTEE"), for the sole purpose of the grant of a guarantee by Geo Air under the Indenture dated as of October 29, 1997 (as amended from time to time, the "INDENTURE") with respect to the Company's 9 3/4% Senior Notes due 2007 (the "NOTES") entered into among the Company, the Guarantors (as defined therein) and the Trustee. Capitalized terms used herein without definition shall have the meanings given to them in the Indenture.

          WHEREAS, pursuant Section 4.17 of the Indenture, the Company has agreed to (a) cause each Restricted Subsidiary that is organized and existing under the laws of any State of the United States or the District of Columbia and that at any time becomes an obligor or guarantor with respect to any obligations under one or more Bank Credit Agreements to execute and deliver to the Trustee a supplemental indenture reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the terms set forth in the Indenture; and

          WHEREAS, GeoLogistics Air Services Inc. is a Restricted Subsidiary of the Company, as defined in the Indenture.

          NOW THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the
Notes:

     1.   GUARANTEE OF THE NOTES

          Geo Air hereby expressly assumes each of the obligations of a Guarantor, and upon execution of the Subsidiary Guaranty described below and this First Supplemental Indenture, the defined term "Subsidiary Guarantor" in the Indenture shall include Geo Air and the defined term "Subsidiary Guaranty" in the Indenture shall include the guaranty executed pursuant to Section 2 of this First Supplemental Indenture.

     2.   EXECUTION OF SUBSIDIARY GUARANTY
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          Simultaneously with the execution and delivery of this First
Supplemental Indenture, Geo Air shall execute and deliver to the Trustee a Subsidiary Guaranty in the form contemplated by the Indenture.

     3.   MISCELLANEOUS

          (a) The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          (b) THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

          (c) The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery to the Trustee.


                                         -2-
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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date and year first written above.


                    THE SUBSIDIARY GUARANTOR:

                         GEOLOGISTICS AIR SERVICES INC.


                         By:  /s/ Gary S. Holter
                             -----------------------------------
                         Name:     Gary S. Holter
                         Title:    Vice President
                                   Assistant Secretary


                    THE TRUSTEE:

                         U.S. BANK TRUST NATIONAL ASSOCIATION


                         By:  /s/ Richard H. Prokosch
                             -----------------------------------
                         Name:     Richard H. Prokosch
                         Title:    Assistant Vice President